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                                                                    Exhibit 99.1

        IMMUNOGEN, INC. AND SMITHKLINE BEECHAM SIGN $45 MILLION AGREEMENT
               FOR DEVELOPMENT AND COMMERCIALIZATION OF huC242-DM1
                     FOR THE TREATMENT OF COLORECTAL CANCER

NORWOOD, MASSACHUSETTS, FEBRUARY 3, 1999 -- ImmunoGen, Inc. (Nasdaq: IMGN) today announced that it has executed an agreement with SmithKline Beecham Plc
(SB), London, (London Stock Exchange: SB)/ SmithKline Beecham, Philadelphia (NYSE: SBH) to develop and commercialize ImmunoGen's lead tumor activated prodrug, huC242-DM1. Under terms of the agreement, in addition to royalties, ImmunoGen could receive up-front cash and milestone payments totaling more than $40 million. Additionally, at ImmunoGen's option, SB will purchase up to $5 million of ImmunoGen common stock over the next two years, subject to certain conditions.

SB will receive exclusive worldwide rights to commercialize huC242-DM1, except in certain Far East territories. SB and ImmunoGen will collaborate on the remaining development. ImmunoGen will have responsibility for the product's initial assessment in humans which is expected to begin in the second half of CY 1999.

"SB is aggressively expanding its licensing and research efforts in oncology to identify promising product candidates such as huC242-DM1. We look forward to working with ImmunoGen in the urgent task of advancing therapy for patients suffering with colorectal cancer," stated Jean-Pierre Garnier, Ph.D., Chief Operating Officer of SB.

"This collaboration serves as an endorsement of the huC242-DM1 product candidate and of ImmunoGen's tumor activated prodrug approach to treating cancer. We look forward to collaborating with SB, one of the world's leading healthcare companies, on the development of huC242-DM1," stated Mitchel Sayare, Ph.D., Chairman and CEO of ImmunoGen, Inc. "The agreement will dramatically accelerate the clinical progress of huC242-DM1 and will provide us the financial wherewithal to continue the development of ImmunoGen's portfolio of tumor activated prodrugs."

The immunoconjugate, huC242-DM1, links together the colon cancer tumor targeting antibody, huC242, with DM1, a highly potent chemotherapeutic agent in the maytansinoid family. HuC242-DM1 targets colon cancer tumors via the binding of the huC242 antibody to an antigen called CanAg that is expressed on cells in most colon tumors. The binding of the huC242 antibody to CanAg-expressing cell sites delivers the potent chemotherapeutic specifically to colon cancer tumor cells while not adversely affecting healthy cells.

ImmunoGen, Inc. develops innovative biopharmaceuticals, primarily for cancer treatment. The Company has created potent tumor activated prodrugs, consisting of toxins or drugs coupled to monoclonal antibodies, for delivery to and destruction of cancer cells.


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This press release includes forward-looking statements based on management's current expectations. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the ability to secure future funding; the success of the Company's research strategy; the applicability of the discoveries made therein; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing and results of preclinical studies; uncertainty as to whether the Company's potential products will succeed in entering human clinical trials and uncertainty as to the results of such trials; uncertainty as to whether adequate reimbursement for these products will exist from government, private healthcare insurers and third-party payors; and the uncertainties as to the extent of future government regulation of the pharmaceutical business.

CONTACT:
Mitchel Sayare
Chairman and CEO
ImmunoGen, Inc.
(781) 769-4242

Gretchen L. P. Schweitzer or
Lucy Morrison
Feinstein Kean Partners Inc.
(617) 577-8110




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